Exhibit 10.03

Consulting Agreement

Parties:

This Consulting Agreement is entered into, effective as of the 24th day of September 2008, by and between Nutrition 21, Inc., having an office at 4 Manhattanville Road, Purchase, NY 10577 (“N21”), and Michael A. Fink, 68 E. Sherbrooke Parkway, Livingston, NJ 07039 (“Consultant”).

Description:

Consultant agrees to provide consulting services related to N21’s business. You will report to Michael A. Zeher, President and CEO. Consultant will provide twelve (12) days of services per month.

Personal Performance

The consulting services described herein will be performed exclusively by Consultant personally and cannot be assigned to others. Consultant represents that he has not been debarred by the US. Food and Drug Administration. Further, Consultant agrees to make every reasonable effort to accommodate N21’s scheduling needs.

Consulting Period

The consulting services will be provided until the services are terminated by either party as set forth below.

Fee Structure and Billing:

N21 will compensate Consultant at a rate of $15,000 per month for twelve (12) days of services per month. Prior to each month Consultant will submit an invoice. If during a month, Consultant provides more or less than twelve (12) days of services during the month, the invoice for the next month will be increased or decreased to reflect the actual days of services rendered during the previous month. During the consulting period, Nutrition 21 will reimburse Consultant for normal business expenses incurred on behalf of Nutrition 21, and will provide reimbursement for economy travel. All covered expenses will be billed by Consultant as out of pocket expenses. Consultant will submit expense vouchers and attach receipts for all reimbursable expenses on a bi-weekly basis. No other compensation or benefits related to the consulting services will be provided by N21.

Other Clients

N21 acknowledges that other parties may use Consultant’s consulting services and it is understood and agreed that Consultant is not to disclose to N21 any confidential information of other parties.

Confidentiality

(a) During the period of Consultant providing consulting services to N21, Consultant will acquire from N21 technical and commercial information which N21 considers to be proprietary and confidential (“Information”). Consultant agrees to keep confidential and not to use or divulge, except with the consent of N21, any such Information as well as all information developed by Consultant as a result of services provided for N21 under this Agreement (“Developed Information”). Upon termination of this Agreement or at any other time N21 requests, Consultant will transmit to N21 any written, printed, or other materials embodying such Information or Developed Information, including all copies and excerpts thereof. These obligations on Consultant’s part with respect to N21’s Information and Developed Information shall continue at all times during and beyond the Consulting Period.

(b) Notwithstanding the above, this Agreement shall not restrict Consultant’s use or disclosure of any Information which:

i.	is or later becomes publicly known through no fault of Consultant;

ii.	was already known to Consultant at the time of its receipt from N21, as evidenced by Consultant's written records; or

iii.	is lawfully and in good faith made available to Consultant by a third party without restriction and disclosure or use.

(c) Specific information disclosed to Consultant by N21 or developed by Consultant in Consultant's consulting capacity to N21 shall not be deemed to be available to the public or in Consultant's prior possession merely because it is embraced by more general information available to the public or in Consultant's prior possession.

Inventions and Work Product

Any and all inventions, discoveries, designs, or other work product (including Developed Information), whether or not patentable or registrable as copyrighted material or trademarks, which Consultant develops, conceives and/or makes within the Consulting Period, and for a period of one year following termination of the Consulting Period, related to Consultant's work for N21 hereunder or based on Information received from N21 (“Intellectual Property”), shall be promptly and fully disclosed to N21 and shall be the sole and exclusive property of N21. Consultant will, at the request of N21, promptly execute any and all applications, assignments or other instruments which N21 shall deem necessary or useful in order to convey to N21 the sole and exclusive right, title and interest in and to said Intellectual Property and in order to procure, maintain and enforce patent protection, copyright protection or other forms of protection world-wide for said Intellectual Property. N21 shall bear the costs of preparing and filing all said instruments.

Relationship of the Parties

While providing services for N21 in a consulting capacity, Consultant will be acting as an independent contractor and not as an employee of N21 and Consultant will not be entitled to any of the benefits, direct or indirect, of an employee of N21. From time to time Consultant may be granted authority to act as an agent of N21 insofar as required to fulfill Consultant's consulting responsibilities described herein.

Termination

Either party may terminate this Agreement on thirty (30) days prior written notice. Upon termination, N21 shall only be obligated to pay you for consulting rendered up to the date of termination.

Survival

All obligations which by their nature would continue beyond the termination of this Agreement, shall survive termination of this Agreement, including, but not limited to, confidentiality and assignment of inventions.

Notices

All notices or other communications required or permitted to be given hereunder shall be in writing. All such notices and other communications pursuant to the terms of this Agreement shall be deemed to have been duly given or delivered when delivered personally, or sent by telegram, facsimile with confirmation of receipt, courier service or by Certified Mail-return receipt requested, to the address first set forth above.

Law Governing

The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the state of New York.

Arbitration

All claims or controversies arising out of or relating to this Agreement shall be settled by arbitration. Either party may demand arbitration. Within thirty (30) days of a demand for arbitration, each party shall select one arbitrator and the arbitrators shall select a third arbitrator. The arbitration shall be in accordance with the rules of the American Arbitration Association and be held in New York, New York. The arbitration award may be entered in any court of competent jurisdiction and enforced as any other judgment, decree or order of such court.

Complete Agreement

This Agreement contains all the understandings and representations between us relating to the matters referred to herein, supersedes any arrangements previously entered into with respect thereto, and can be amended only in a writing duly executed on behalf of each party.

Nutrition 21, Inc.	Michael A. Fink

By: /s/ Michael A. Zeher	/s/ Michael A. Fink

Name: Michael A. Zeher

Title: President and Chief Executive Officer